Exhibit 10.1

August 2, 2024

Tighe Reardon

Re: Transition and Consulting Agreement

Dear Tighe:

This letter sets forth the substance of the transition and consulting agreement (the “Agreement”) that Janux Therapeutics, Inc. (the “Company”) is offering to you.

1.
Resignation Date. Pursuant to your voluntary resignation, which the Company hereby accepts, your last day of engagement as the Company’s Acting Chief Financial Officer and resignation date shall be August 8, 2024 (the “Resignation Date”). Effective as of the Resignation Date, you will have resigned from any and all positions and directorships you hold with the Company or any of its affiliated entities (if any) and agree to execute all documents reasonably requested by the Company to effectuate such resignation(s).
2.
Consideration. If you timely sign and return this Agreement to the Company and comply in all material respects with all of your legal and contractual obligations to the Company (collectively, the “Preconditions”), then the Company will retain you as a consultant under the following terms and conditions (the “Consulting Relationship”):
(a)
Consulting Period. The Consulting Relationship will be deemed to have commenced on August 9, 2024, and will terminate on December 31, 2024, unless the Consulting Relationship has already been terminated earlier pursuant to the below provisions (such actual time, the “Consulting Period”). The Consulting Period can only be extended by a writing signed by you and the Chief Executive Officer of the Company. You acknowledge and agree that prior to entering into this Agreement, the Company is under no legal obligation to retain your services as a consultant after the Resignation Date and therefore the Consulting Relationship constitutes consideration for your obligations as specified herein.
(b)
Consulting Services. You agree to provide finance and accounting related consulting services to the Company as reasonably requested by the Company (the “Consulting Services”). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed and mutually agreeable basis. You will not be required to report to the Company’s offices during the Consulting Period, except as mutually agreed. When providing such services, you shall abide by the Company’s policies and procedures.

(c)
Independent Contractor Relationship. You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Resignation Date, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf.
(d)
Equity. You were granted one or more options to purchase shares of the Company’s common stock (the “Options”), pursuant to the Company’s 2017 Equity Incentive Plan and the Company’s 2021 Equity Incentive Plan (collectively, as amended, the “Plans”). As the sole consideration for the Consulting Services, the Options will continue to vest during the Consulting Period as set forth in the governing equity agreements and the Company’s Plans and will be subject to the vesting acceleration as set forth in Section 3 below. Except as expressly provided herein, upon the termination of the Consulting Period for any reason, by either you or the Company, the Options will cease vesting as of such termination date. Expect as expressly modified in this Agreement, the Options shall continue to be governed in all respects by the governing plan documents and agreements.
(e)
Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Company’s Chief Executive Officer. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party (including but not limited to customers, potential customers, investors, business partners or vendors), unless authorized by the Company’s Chief Executive Officer, in writing, to do so.
(f)
Early Termination of Consulting Period. The Company has the right to immediately terminate the Consulting Period at any time and for any reason upon written notice to you. You have the right to terminate the Consulting Period at any time and for any reason upon seven (7) calendar days’ prior written notice to the Company.
(g)
Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your Consulting Services for the Company, so long as such activities do not present a conflict of interest with the Company’s business or interfere with your continuing obligations owed to the Company. For the avoidance of doubt and for the purposes of this Agreement, during the Consulting Period you may engage in outside business activities, including with a competing or potentially competing company, so long as such engagement does not present a conflict of interest with the Company’s business and you do not materially breach this Agreement or your continuing legal and contractual obligations owed to the Company (including but not limited to those set forth in this Agreement or any fiduciary duties you owe to the Company) in connection with such services. In the event that it is unclear to you whether a particular activity would breach this commitment, you agree to contact the Company’s Chief Executive Officer to seek clarification.
3.
Accelerated Vesting/Extended Exercise Period. Notwithstanding anything to the contrary in this Agreement, the governing equity agreements and the Plans, if you (i) satisfy the Preconditions, (ii) perform the Consulting Services through December 31, 2024 (or perform the

Consulting Services until any such time that the Company terminates the Consulting Period before December 31, 2024, for any reason other than due to your material breach of this Agreement or your continuing legal and contractual obligations owed to the Company), and (iii) on or within twenty-one (21) days after the termination of the Consulting Period, sign the Termination of Services Release attached as Exhibit A, return it to the Company, and allow the releases contained therein to become effective ((i), (ii) and (iii), collectively, the “Equity Amendment Conditions”), the Company will: (a) accelerate the vesting of the Options such that the number of Options that would have vested had you remained in the continuous service of the Company through June 30, 2026, are immediately vested and exercisable, with such acceleration deemed effective as of the termination of the Consulting Period; and (b) extend the post-service period of time within which you may exercise any vested shares subject to your Options (including those shares subject to the acceleration set forth herein) until the earliest of (y) December 31, 2027, and (z) the original expiration date of the Options, subject to the Company’s ability to take any action set forth in the governing equity agreements and the Plans. For the avoidance of doubt, if you terminate the Consulting Period early or the Company terminates the Consulting Period due to your material breach of this Agreement (including any material breach of any of the representations, warranties or commitments made by you in this Agreement) or your continuing legal and contractual obligations owed to the Company, you will not be entitled to the benefits set forth in this Section 3.
4.
Expense Reimbursements; No Other Compensation or Benefits. You agree that, within five (5) business days after the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not earn by the Resignation Date, and will not receive from the Company any additional compensation or benefits before or after the Resignation Date, and you hereby represent that you have been paid all compensation owed and for all hours worked.
5.
Return of Company Property. You agree that, within three (3) business days after the end of the Consulting Period, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within three (3) business days after the end of the Consulting Period, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). The Company will provide you with access to Company property, as necessary, to the extent needed for you to perform your Consulting Services. You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property.

6.
No Admissions. You understand and agree that the promises benefits in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
7.
Release of Claims.
(a)
General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its past, present, and future affiliates, parents, subsidiaries, directors, officers, employees, shareholders, partners, contractors, vendors, agents, attorneys, predecessors, successors, insurers, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)
Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your service relationship with the Company, or the termination of that service relationship; (ii) all claims related to your compensation or benefits from the Company, including stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, or attorneys’ fees. You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to other service providers who sign such an agreement prior to the expiration of the time period.
(c)
Excluded Claims. Notwithstanding the foregoing, you understand that the following rights or claims are not included in the Released Claims: (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company or its affiliate to which you are a party, the charter, bylaws, or operating agreements of the Company or its affiliate, or under applicable law; or (ii) any rights that cannot be waived as a matter of law.
(d)
Protected Rights. You understand that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
8.
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

9.
Confidential Information. You agree at all times hereafter (including during the Consulting Period) to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company. You understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, ideas, techniques, sketches, drawings, works of authorship, models, inventions, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of the Company, such as information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, and marketing plans disclosed to you by the Company either directly or indirectly, in writing, orally, or by drawings or observation. You further understand that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. You represent that you have not to date misused or disclosed Confidential Information to any unauthorized party. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Agreement shall prevent you from engaging in any legally protected activities, including disclosing information about any conduct you have reason to believe is unlawful.
10.
Assignment of Inventions. To the fullest extent permitted by the applicable law, in exchange for the consideration provide to you during your service to the Company and under this Agreement, you agree that all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that you may have solely or jointly authored, conceived, developed, or reduced to practice during the period of time you provided services to Company (including during the Consulting Period), or with the use of Company’s equipment, supplies, facilities, or Company confidential information (collectively, “Inventions”), are the sole property of the Company. You also agree to assign, and hereby irrevocably and unconditionally assign fully to the Company, all of your right, title and interest in and to Inventions, including all intellectual property rights therein. You understand that, in the event that Section 2870 of the California Labor Code applies to your work for the Company, the provisions of this paragraph do not apply to any Inventions that you can prove qualify fully for protection under Section 2870 of the California Labor Code (set forth in Exhibit B to this Agreement). You understand and agree that no royalty, other consideration, or attribution will be due to you as a result of the Company’s efforts to commercialize or market any such Inventions. You further agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions.
11.
Continuing Obligations. You agree not to take any action through any medium or in any forum to directly or indirectly disparage the employees, products, business reputation, abilities, or capabilities of the Company or any of its affiliates. This provision includes, without limitation, email, any electronic media, and any postings to the internet. The Company agrees to instruct its current executive officers and members of the Company’s Board of Directors not to disparage you in any manner likely to be harmful to your business reputation or personal reputation; You understand that the obligations under this Section extend only to the Company’s current executive officers and members of its Board of Directors, and only for so long as they are executive officers or directors of the Company. Notwithstanding the foregoing, it shall not be a breach of this Section for you or such officers and directors to respond accurately and fully to any question, inquiry or request for information when required or permitted by legal process (including the obligation to testify truthfully in any legal proceeding), to communicate with any government agency or with the Company, to make disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation, or to engage in activities as set forth in the section of this Agreement entitled “Protected Rights.”
12.
Non-Solicitation of Employees, Contractors, and Consultants. As provided in more detail in this Agreement, in connection with your engagement with the Company and your services to be provided during the Consulting Period, the Company provided you, and during the Consulting Period will provide you, with access to its Confidential Information (as defined herein), and in consideration of the provision of such Confidential Information, your engagement as a Consultant pursuant to this Agreement, and the benefits provided to you pursuant to this Agreement to which you are you not otherwise entitled, you agree that during the Consulting Period, and for one year thereafter, you will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.
13.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
14.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your service relationship with the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
15.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your service relationship or the termination of such service relationship, including the Consulting Period (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including any Excluded Claims, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
16.
Miscellaneous. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations made to you. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement to any affiliate or successor without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Signatures on this Agreement communicated by facsimile or other similar electronic transmission or a digital signature provided through DocuSign (or some other similar service) shall be considered an original signature, and the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity, or enforceability as a signature affixed by hand or the use of a paper-based record keeping system to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, California digital signature regulations, or any other similar state laws based on the Uniform Electronic Transactions Act.

If this Agreement is acceptable to you, please sign below and return the original to me within the timeline provided in this Agreement, otherwise the Company’s offer contained herein will automatically expire.

We wish you the best in your future endeavors.

Sincerely,

Janux Therapeutics, Inc.

By: /s/ David Campbell

David Campbell, Ph.D.

President and Chief Executive Officer

Exhibit A – Termination of Services Release

Exhibit B – California Labor Code Section 2870 Notification

I have read, understand and agree fully to the foregoing Agreement:

/s/ Tighe Reardon

Tighe Reardon

8/2/2024

Date

Exhibit A

Termination of Services Release

(To be signed and returned to the Company within twenty-one (21) days after the termination of the Consulting Agreement)

In exchange for the consideration to be provided to me pursuant to that certain transition and consulting agreement between me and Janux Therapeutics, Inc. (the “Company”) to which this Exhibit A is attached (the “Agreement”), I hereby provide the following Termination of Services Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I confirm that I have returned to the Company all Company confidential and proprietary information and other property that I received in the course of my service with the Company and agree to abide by all of my continuing obligations under the Agreement, including my obligation to keep all Company confidential and proprietary information in strict confidence. I represent and warrant that I have been paid all amounts owed to me as a result of my relationship with the Company and have been reimbursed for all reimbursable business expenses incurred in connection with such service.

I hereby forever generally release the Released Parties from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether known or unknown, arising from or in any way related to my service with the Company through and including the date I sign this Agreement (the “Final Released Claims”). The Final Released Claims include, but are not limited to, all claims related to or arising from my work for the Company and/or the termination of that my relationship with the Company, as well as all federal and state statutory and common law claims, and claims for breach of contract or other promise, fraud, misrepresentation, discrimination, harassment, retaliation, emotional distress, compensation, commissions, benefits, or equity interests (except for any equity interests promised to me in the Agreement), and claims arising under the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”). I understand that, as part of this Agreement, I am releasing claims that may be unknown to me at present, and that I am waiving all rights and benefits under Section 1542 of the California Civil Code which states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for this waiver and release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) calendar days from the date hereof to consider this Release (although I may choose voluntarily to sign it earlier, and changes to this Release or the Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period); (iv) I have seven (7) calendar days following the date I sign this Release to revoke it (by providing written notice of my revocation to the Company’s CEO); and (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Release is signed by me provided that I do not revoke it (the “Release Effective Date”).

Notwithstanding anything herein to the contrary, I understand that I was not an employee of the Company at any time. Any references to employment contained in this Release or the Agreement or otherwise are for convenience only and are not intended to convey or imply the existence of an employment relationship. To the extent I claim or are ever deemed to be an employee of the Company, I understand and agree that (i) I have voluntarily resigned such employment and (ii) my release of claims in this Release and the Agreement shall apply to any and all claims arising from such employment during the applicable time periods.

I understand and agree that the promises and benefits in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to me or to any other person, and the Company makes no such admission.

This Termination of Services Release, together with the Agreement and its exhibits, constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

Understood and agreed:

_______________

Tighe Reardon Date

Exhibit B

California Labor Code Section 2870 Notification

THIS IS TO NOTIFY you in accordance with Cal. Lab. Code § 2870, this Agreement between you and the Company does not apply to an invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or use to the Company’s business, or actual or demonstrably anticipated research or development; or

(2) Result from any work you perform for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.